Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Third QUARTER 2022 FINANCIAL RESULTS

Base Dividend of $0.36 and Supplemental Dividend of $0.15 Per Share for Fourth Quarter 2022

Board of Directors Declared Special Dividend of $0.10 Per Share for Fourth Quarter 2022

EVANSTON, Ill., November 3, 2022 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights

•
Total investment income of $25.0 million
•
Net investment income of $12.7 million, or $0.52 per share
•
Adjusted net investment income of $12.5 million, or $0.51 per share(1)
•
Net increase in net assets resulting from operations of $11.4 million, or $0.47 per share
•
Invested $107.9 million in debt and equity securities, including six new portfolio companies
•
Received proceeds from repayments and realizations of $60.2 million
•
Paid supplemental dividend of $0.07 per share and regular quarterly dividend of $0.36 per share on September 23, 2022
•
Net asset value (“NAV”) of $474.4 million, or $19.41 per share, as of September 30, 2022
•
Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2022 of $69.9 million, or $2.86 per share

Management Commentary

“Through continued monetization and redeployment of proceeds from equity realizations into income producing assets, we grew adjusted net investment income 27% versus last year to $0.51 per share and realized net gains totaling $40.0 million or $1.64 per share in the third quarter. Originations exceeded payments as deal flow remained reasonably healthy, offering us opportunities to invest selectively in companies that meet our underwriting criteria. NAV at quarter-end included the early declaration of a fourth quarter dividend. Adjusting for this declaration, NAV was $19.84 per share for a modest increase of $0.04 per share compared to $19.80 per share as of June 30, 2022,” said Edward Ross, Chairman and CEO of Fidus investment Corporation.

“We believe our strategy of building a portfolio of debt investments that produce recurring income and equity investments that provide us with incremental returns and a margin of safety is effective in delivering value for our shareholders,” added Mr. Ross. “Based on our success in building our debt portfolio this year and in monetizing various equity investments over the past two years, we believe we are well positioned to continue delivering value to our shareholders through both stable dividends and NAV growth over the long term. With this in mind, the Board of Directors has approved a dividend policy for 2023 that balances near term distribution of excess spillover income with continued investment in building the portfolio. Included in the quarterly dividend distributions for 2023 will be an increase in the base dividend to $0.39 per share, restoring our pre-Covid base dividend; a supplemental dividend based on the existing formula of paying out 100% of the surplus in adjusted net investment income over the base dividend from the prior quarter; and a special cash dividend of $0.10 per share. Finally, in early January 2023, the Board plans to announce a deemed distribution to shareholders of record as of December 31, 2022.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2022 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2022, as compared to the same period in 2021 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2022	2021	$ Change	% Change
Interest income	$21,511	$17,859	$3,652	20.4%
Payment-in-kind interest income	413	1,260	(847)	(67.2%)
Dividend income	645	457	188	41.1%
Fee income	2,415	1,647	768	46.6%
Interest on idle funds	8	6	2	33.3%
Total investment income	$24,992	$21,229	$3,763	17.7%

Net investment income	$12,719	$5,118	$7,601	148.5%
Net investment income per share	$0.52	$0.21	$0.31	147.6%

Adjusted net investment income (1)	$12,461	$9,782	$2,679	27.4%
Adjusted net investment income per share (1)	$0.51	$0.40	$0.11	27.5%

Net increase (decrease) in net assets resulting from operations	$11,428	$28,442	$(17,014)	(59.8%)
Net increase (decrease) in net assets resulting from operations per share	$0.47	$1.16	$(0.69)	(59.5%)

The $3.8 million increase in total investment income for the three months ended September 30, 2022, as compared to the same period in 2021 was primarily attributable to (i) a $2.8 million increase in total interest income (which includes payment -in-kind interest income) resulting from an increase in average debt investment balances outstanding and an increase in weighted average yield on debt investment balances outstanding, (ii) a $0.2 million increase in dividend income due to increased levels of distributions received from equity investments, and (iii) a $0.8 million increase in fee income resulting from an increase in origination and amendment fees, partially offset by a decrease in prepayment fees.

For the three months ended September 30, 2022, total expenses, including the base management fee waivers and income tax provision, were $12.3 million, a decrease of $3.8 million, or (23.8%) from the $16.1 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended September 30, 2021. The decrease was primarily attributable to (i) a $0.5 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (ii) a $0.6 million net increase in the income incentive fee, (iii) a $0.2 million decrease in professional fees and (iv) a $5.0 million decrease in capital gains incentive fee accrued.

Net investment income increased by $7.6 million, or 148.5%, to $12.7 million during the three months ended September 30, 2022 as compared to the same period in 2021, as a result of the $3.8 million decrease in total expenses, including base management fee waiver and income tax provision and the $3.8 million increase in total investment income. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.51 per share compared to $0.40 per share in the prior year.

For the three months ended September 30, 2022, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $40.0 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $8.4 million for the same period in 2021.

Portfolio and Investment Activities

As of September 30, 2022, the fair value of our investment portfolio totaled $856.9 million and consisted of 75 active portfolio companies and thirteen portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 103.6% of the related cost basis as of September 30, 2022. As of September 30, 2022, the debt investments of 43 portfolio companies bore interest at a variable rate, which represented $538.1 million, or 72.0%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of September 30, 2022, our average active portfolio company investment at amortized cost was $11.0 million, which excludes investments in the thirteen portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.9% as of September 30, 2022. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2022, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Third quarter 2022 investment activity included the following new portfolio company investments:

•
AmeriWater, LLC, a leading provider of water purification systems and aftermarket parts & consumables for healthcare and industrial applications. Fidus invested $7.8 million in first lien debt, $2.0 million in subordinated debt, and $1.0 million in common equity.
•
BP Thrift Buyer, LLC (dba myUnique and Ecothrift), a retail thrift store operator specializing in the sale of secondhand merchandise. Fidus invested $20.0 million in first lien debt and $1.0 million in common equity.
•
Magenta Buyer LLC (dba Trellix), a global cybersecurity company. Fidus invested $7.2 million in second lien debt.
•
MBS Opco, LLC (dba Marketron), a leading provider of enterprise software solutions for radio and television broadcasters. Fidus invested $27.0 million in first lien debt.
•
OnePath Systems, LLC, a leading provider of a full suite of managed IT services including cloud, cybersecurity, unified communications, backup and restoration, outsourced IT, help desk, and procurement services. Fidus invested $11.0 million in first lien debt and $0.5 million in common equity.
•
Sonicwall US Holdings, Inc., a global provider of network and access security solutions. Fidus invested $4.8 million in second lien debt.

Liquidity and Capital Resources

As of September 30, 2022, we had $40.4 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of September 30, 2022, we had SBA debentures outstanding of $133.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of September 30, 2022, the weighted average interest rate on total debt outstanding was 3.9%.

Subsequent Events

On October 3, 2022, we invested $1.0 million in common equity of EBL, LLC, which was acquired under a new holding company, FOM Eblens Holdings, LLC (dba Eblens), and became a controlled affiliate investment. In conjunction with the transaction, we amended the terms of our second lien debt investment and committed up to $0.4 million in incremental common equity.

On October 7, 2022, we exited our debt investment in UPG Company, LLC. We received payment in full of $17.0 million on our first lien debt, which included a prepayment fee.

On October 17, 2022, we exited our debt and equity investment in OMC Investors, LLC (dba Ohio Medical Corporation). We received payment in full of $5.2 million on our second lien debt, which included a prepayment fee. We received a distribution on our equity investment for a realized gain of approximately $0.7 million.

On October 31, 2022, we invested $6.0 million in second lien debt of Education Incites, LLC (dba Acceleration Academies), a leading provider of alternative education academies focused on high school dropout recovery throughout the United States.

On November 1, 2022, we issued an additional $5.0 million and $3.0 million in SBA debentures, which will bear interest at fixed interim interest rates of 5.221% and 5.123%, respectively, until the pooling date in March 2023.

Fourth Quarter 2022 Dividends Declared

On August 1, 2022, our board of directors declared a base dividend of $0.36 per share and a supplemental dividend of $0.07 per share for the fourth quarter, which are payable on December 16, 2022, to stockholders of record as of December 2, 2022.

On October 31, 2022, our board of directors declared an incremental supplemental dividend of $0.08 per share and a special dividend of $0.10 per share for the fourth quarter, which are payable on December 16, 2022, to stockholders of record as of December 2, 2022.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2022 taxable income, as well as the tax attributes for 2022 dividends, will be made after the close of the 2022 tax year. The final tax attributes for 2022 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2022 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 4, 2022. To participate in the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the call. International callers should dial (800) 715-9871. Please reference conference ID #2656006.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets and the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30,	December 31,
	2022	2021
ASSETS
Investments, at fair value:
Control investments (cost: $6,833 and $6,833, respectively)	$—	$2,151
Affiliate investments (cost: $55,823 and $55,519, respectively)	95,575	137,284
Non-control/non-affiliate investments (cost: $764,734 and $559,434, respectively)	761,339	579,689
Total investments, at fair value (cost: $827,390 and $621,786, respectively)	856,914	719,124
Cash and cash equivalents	40,411	169,417
Interest receivable	11,643	8,231
Prepaid expenses and other assets	780	413
Total assets	$909,748	$897,185
LIABILITIES
SBA debentures, net of deferred financing costs	$128,803	$103,978
Notes, net of deferred financing costs	245,847	245,016
Borrowings under Credit Facility, net of deferred financing costs	(1,455)	(595)
Secured borrowings	16,995	17,637
Accrued interest and fees payable	3,043	4,668
Base management fee payable, net of base management fee waiver – due to affiliate	3,687	3,135
Income incentive fee payable – due to affiliate	3,047	2,622
Capital gains incentive fee payable – due to affiliate	22,498	29,227
Administration fee payable and other, net – due to affiliate	559	668
Dividends Payable	10,508	—
Taxes payable	315	2,410
Accounts payable and other liabilities	1,514	655
Total liabilities	$435,361	$409,421
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares
issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	$24	$24
Additional paid-in capital	361,807	361,807
Total distributable earnings	112,556	125,933
Total net assets	474,387	487,764
Total liabilities and net assets	$909,748	$897,185
Net asset value per common share	$19.41	$19.96

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Investment Income:
Interest income
Control investments	$—	$927	$—	$2,495
Affiliate investments	892	537	2,433	2,096
Non-control/non-affiliate investments	20,619	16,395	55,532	50,197
Total interest income	21,511	17,859	57,965	54,788
Payment-in-kind interest income
Control investments	—	724	—	1,661
Affiliate investments	—	86	30	281
Non-control/non-affiliate investments	413	450	1,297	1,390
Total payment-in-kind interest income	413	1,260	1,327	3,332
Dividend income
Control investments	—	—	—	568
Affiliate investments	—	—	725	110
Non-control/non-affiliate investments	645	457	685	699
Total dividend income	645	457	1,410	1,377
Fee income
Control investments	—	—	—	400
Affiliate investments	155	102	452	370
Non-control/non-affiliate investments	2,260	1,545	5,497	6,071
Total fee income	2,415	1,647	5,949	6,841
Interest on idle funds	8	6	12	7
Total investment income	24,992	21,229	66,663	66,345
Expenses:
Interest and financing expenses	4,686	4,662	13,737	14,418
Base management fee	3,763	3,270	10,724	9,661
Incentive fee - income	3,047	2,425	5,283	7,644
Incentive fee (reversal) - capital gains	(258)	4,664	(593)	8,638
Administrative service expenses	480	438	1,412	1,281
Professional fees	339	507	1,546	1,482
Other general and administrative expenses	303	214	719	615
Total expenses before base management fee waiver	12,360	16,180	32,828	43,739
Base management fee waiver	(76)	(69)	(228)	(98)
Total expenses, net of base management fee waiver	12,284	16,111	32,600	43,641
Net investment income before income taxes	12,708	5,118	34,063	22,704
Income tax provision (benefit)	(11)	—	(2)	32
Net investment income	12,719	5,118	34,065	22,672
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	407	(990)	342	(33)
Affiliate investments	24,216	30	39,840	30
Non-control/non-affiliate investments	15,421	9,266	25,038	13,675
Total net realized gain (loss) on investments	40,044	8,306	65,220	13,672
Income tax (provision) benefit from realized gains on investments	—	143	(121)	143
Net change in unrealized appreciation (depreciation):
Control investments	—	1,096	(2,151)	(4,889)
Affiliate investments	(21,085)	8,106	(42,013)	24,474
Non-control/non-affiliate investments	(20,197)	6,133	(23,650)	12,434
Total net change in unrealized appreciation (depreciation) on investments	(41,282)	15,335	(67,814)	32,019
Net gain (loss) on investments	(1,238)	23,784	(2,715)	45,834
Realized losses on extinguishment of debt	(53)	(460)	(251)	(2,640)
Net increase (decrease) in net assets resulting from operations	$11,428	$28,442	$31,099	$65,866
Per common share data:
Net investment income per share-basic and diluted	$0.52	$0.21	$1.39	$0.93
Net increase in net assets resulting from operations per share — basic and diluted	$0.47	$1.16	$1.27	$2.70
Dividends declared per share	$0.86	$0.42	$1.82	$1.19
Weighted average number of shares outstanding — basic and diluted	24,437,400	24,437,400	24,437,400	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2022 and 2021.

	($ in thousands)		($ in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net investment income	$12,719	$5,118	$34,065	$22,672
Capital gains incentive fee expense (reversal)	(258)	4,664	(593)	8,638
Adjusted net investment income (1)	$12,461	$9,782	$33,472	$31,310

	(Per share)		(Per share)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net investment income	$0.52	$0.21	$1.39	$0.93
Capital gains incentive fee expense (reversal)	(0.01)	0.19	(0.02)	0.35
Adjusted net investment income (1)	$0.51	$0.40	$1.37	$1.28

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com